Exhibit 99.1

News Release

Nucor Reports Results for First Quarter of 2020 and Provides Update on COVID-19 Impacts

CHARLOTTE, N.C. – April 28, 2020 - Nucor Corporation (NYSE: NUE) today announced consolidated net earnings of $20.3 million, or $0.07 per diluted share, for the first quarter of 2020. Included in the first quarter of 2020 results are losses on assets of $287.8 million, or $0.92 per diluted share, related to our equity method investment located in Italy, Duferdofin Nucor S.r.l. (“Duferdofin Nucor”), as discussed further below.

These quarterly results, excluding the losses on assets charges, are slightly below the quantitative guidance range we released on March 19, 2020. By comparison, Nucor reported consolidated net earnings of $107.8 million, or $0.35 per diluted share, for the fourth quarter of 2019 and consolidated net earnings of $501.8 million, or $1.63 per diluted share, for the first quarter of 2019.

Included in the fourth quarter of 2019 results were non-cash impairment charges of $66.9 million, or $0.17 per diluted share. Included in the first quarter of 2019 results was a benefit of $33.7 million, or $0.08 per diluted share, related to the gain on the sale of an equity method investment in the raw materials segment.

“The global crisis caused by the COVID-19 pandemic has touched the lives of almost everyone in some way, and we would be remiss not to acknowledge the physical, mental and emotional toll so much of the world is experiencing,” said Leon Topalian, Nucor’s President and Chief Executive Officer. “Our thoughts and prayers are with those who are fighting COVID-19 and our condolences are with the victims of this terrible virus and the families and friends who mourn them. We are in awe of those on the front lines – the healthcare workers and first responders - who are tirelessly working to save lives and end this pandemic.

“Over these last several weeks, the spirit of Nucor’s culture has been on full display. Our teammates are not only continuing to serve our customers, but they are also living up to our deeply shared sense of responsibility to the communities in which we operate and live. I want to thank my teammates who have had to change how they work but have not changed the quality and timeliness of what they produce. I also want to thank our customers for their support and continued business in this challenging time and look forward to building even more powerful long-term partnerships. I am confident that we will get through this crisis and emerge stronger from it, by living our culture every day, staying focused and taking care of each other.”

COVID-19 Update
The COVID-19 pandemic continues to have a significant impact on Nucor. Our most important value is the health and safety of our teammates, their families and the communities where we operate. We have formed an internal task force to closely monitor developments related to the pandemic and provide guidance to Nucor facilities. Our facilities around the country are each taking steps to respond to COVID-19 based on the nature of their operations and the actions being taken by their state and local governments. We have restricted travel, upgraded the cleaning practices at our facilities and offices, implemented remote work for teammates wherever possible, and instituted social distancing measures throughout the Company. Across

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for First Quarter of 2020 and Provides Update on COVID-19 Impacts (Continued)

Nucor, we remain committed to protecting our teammates while minimizing disruptions to our customers and supply chain.

Shelter-in-place or stay-at-home orders have been implemented in most of the states where we operate production facilities. In all these jurisdictions, Nucor has been deemed an essential or life-sustaining operation.  Accordingly, we are maintaining production operations sufficient to meet our customers’ ongoing needs.  Our direct reduced iron (“DRI”) facility in Trinidad stopped production on March 30 to comply with the country’s stay-at-home orders. Our DRI facility in Louisiana halted production on April 2 in response to market conditions and out of concern for the health and safety of our teammates in an area of the country that has experienced a particularly aggressive outbreak of COVID-19 cases. The Louisiana DRI facility resumed production operations on April 25 with additional procedures in place to help protect our teammates at that facility.

Outlook
The COVID-19 pandemic’s impact on market conditions has been varied across our different product groups.  While the automotive and energy markets have seen the sharpest decline, nonresidential construction, which is our largest end market, has shown resiliency moving through this pandemic.  Where we have seen impact on nonresidential construction activity, the sentiment is projects would be delayed rather than cancelled. It is also worth noting that there has been a fairly significant supply side response to the pandemic, with a number of our competitors having idled capacity in response to these challenging conditions.

It is likely that the Company will report a loss in the second quarter of 2020. While the economic outlook is highly uncertain at present, with the duration of the COVID-19 induced downturn difficult to predict, we currently believe that market conditions will bottom in the second quarter and Nucor will return to profitability in the second half of this year.

We believe our financial strength will be a critical factor enabling Nucor to weather this sudden economic downturn, while reliably serving our customers, performing for our investors and remaining an employer of choice for our teammates.  To preserve our flexibility and reliability during this time, the Company has-instituted enterprise-wide efforts to conserve cash and support our teammates, which include, among other things:

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Capital Expenditures: We have reviewed our capital expenditures budget and decided to freeze spending on certain capital projects currently in process and delay capital projects that have not begun. As a result, we have revised our 2020 capital expenditures estimate down to less than $1.50 billion, from our initial projection of approximately $2.0 billion for the year.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for First Quarter of 2020 and Provides Update on COVID-19 Impacts (Continued)

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Working Capital: Our net working capital position is expected to contract and provide a source of incremental liquidity as business activity has slowed rapidly in recent weeks.  In addition, we are taking deliberate steps to reduce raw material inventory, bringing it more in line with our anticipated near-term production requirements.  We expect this temporarily reduced investment in working capital to benefit our operating cash flow in the near term.

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Pay & Benefits: Overall, we expect a significant decrease in compensation expense in 2020 as almost all our remuneration plans are heavily weighted toward incentive compensation which rewards productivity and profitability.   Nucor’s “share the pain, share the gain” approach means that every team member at Nucor has a significant portion of their compensation at risk and tied to performance.  As a result, we are confident that there will be no need for us to contemplate widespread layoffs during this crisis, just as we had none during the Global Financial Crisis of 2008 and 2009. We have established a Pay & Benefits Task Force that is charged with helping to ensure the financial well-being of our teammates through this crisis.  This task force has recommended, and we have implemented, the assurance of a compensation floor to production and non-production hourly teammates pay during the crisis.  Nucor teammates can expect to maintain their normal benefits as well. Our executive compensation program intentionally sets base salaries below the market median for similar size industrial and materials companies. With much lower profitability expected in 2020, our executive leadership will incur a significant reduction in earned incentive compensation on an absolute dollar and percentage basis compared to compensation attributable to 2019 performance.

At the end of the first quarter of 2020, we had $1.39 billion in cash and short-term investments on hand and our $1.50 billion revolving credit facility remains undrawn and available.  We believe we continue to have access to the capital markets at a reasonable cost of funds. Our credit ratings remain Baa1/A- with stable outlooks at both Moody’s and Standard & Poor’s.

Finally, Nucor has paid and increased its regular, or base dividend, for 47 consecutive years and we expect to continue this practice through this difficult period as well.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for First Quarter of 2020 and Provides Update on COVID-19 Impacts (Continued)

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the first quarter of 2020 and 2019 were as follows (in thousands):

	Three Months (13 Weeks) Ended
	April 4, 2020	March 30, 2019
Steel mills	$156,506	$689,398
Steel products	162,559	77,433
Raw materials	(7,911)	53,223
Corporate/eliminations	(164,857)	(130,438)
	$146,297	$689,616

Financial Review

Included in the first quarter of 2020 earnings were losses on assets of $287.8 million, or $0.92 per diluted share, related to our equity method investment in Duferdofin Nucor. Nucor determined that a triggering event occurred in the first quarter of 2020 due to adverse developments in the joint venture’s commercial outlook, which has been further influenced by the COVID-19 pandemic, all of which have negatively impacted the joint venture’s strategic direction. As a part of the losses on assets, Nucor recorded a non-cash impairment charge of $250.0 million, or $0.83 per diluted share, on its equity method investment in Duferdofin Nucor that is included in the steel mills segment earnings. The provision for income taxes is not affected by the impairment charge on the investment, which has caused Nucor's effective tax rate for the first quarter of 2020 to be unusually high. Additionally, the Company fully reserved its €35.0 million ($37.8 million, or $0.09 per diluted share) outstanding note receivable with Duferdofin Nucor. This impact is recorded in Corporate/eliminations.

Nucor’s consolidated net sales increased 10% to $5.62 billion in the first quarter of 2020 compared with $5.13 billion in the fourth quarter of 2019 and decreased 8% compared with $6.10 billion in the first quarter of 2019. Average sales price per ton in the first quarter of 2020 decreased 1% compared with the fourth quarter of 2019 and decreased 13% compared with the first quarter of 2019. A total of 7,187,000 tons were shipped to outside customers in the first quarter of 2020, an 11% increase from the fourth quarter of 2019 and a 6% increase from the first quarter of 2019. Total steel mill shipments in the first quarter of 2020 increased 12% as compared to the fourth quarter of 2019 and increased 8% as compared to the first quarter of 2019. Steel mill shipments to internal customers represented 20% of total steel mill shipments in the first quarter of 2020, compared with 21% in the fourth quarter of 2019 and 20% in the first quarter of 2019. Downstream steel product shipments to outside customers in the first quarter of 2020 increased 2% from the fourth quarter of 2019 and increased 13% from the first quarter of 2019.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for First Quarter of 2020 and Provides Update on COVID-19 Impacts (Continued)

The average scrap and scrap substitute cost per gross ton used in the first quarter of 2020 was $293, a 7% increase compared to $275 in the fourth quarter of 2019 and a 17% decrease compared to $352 in the first quarter of 2019.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $29 million, or $0.07 per diluted share, in the first quarter of 2020, compared with approximately $35 million, or $0.09 per diluted share, in the fourth quarter of 2019 and approximately $20.0 million, or $0.05 per diluted share, in the first quarter of 2019.

Overall operating rates at the Company’s steel mills increased to 89% in the first quarter of 2020 as compared to 83% in the fourth quarter of 2019 and 87% in the first quarter of 2019.

First Quarter of 2020 Analysis

Excluding the impairment charges, the performance of the steel mills segment in the first quarter of 2020 increased compared to the fourth quarter of 2019, due to increased volumes and higher average selling prices at our sheet and bar mills. The profitability of the steel products segment in the first quarter of 2020 increased as compared to the fourth quarter of 2019 (excluding the fourth quarter of 2019 impairment charge), due to increased volumes. The performance of the raw materials segment in the first quarter of 2020 improved as compared to the fourth quarter of 2019, due to an improvement in pricing for raw materials, the absence of the impairment charge related to our proved producing natural gas well assets and improved performance at our DRI facilities.

Commitment to Returning Capital to Stockholders

During the first quarter of 2020, Nucor repurchased approximately 0.8 million shares of its common stock at an average price of $47.88 per share. As of April 4, 2020, Nucor had approximately 301,135,000 shares outstanding and approximately $1.16 billion remaining for repurchases under its authorized share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

On February 18, 2020, Nucor’s board of directors declared a cash dividend of $0.4025 per share. This cash dividend is payable on May 11, 2020 to stockholders of record as of March 31, 2020 and is Nucor’s 188th consecutive quarterly cash dividend.

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s first quarter results on April 28, 2020 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investors.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for First Quarter of 2020 and Provides Update on COVID-19 Impacts (Continued)

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “anticipate,” “believe,” “expect,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States, as well as prevailing domestic prices for oil and gas; (5) energy costs and availability; and (6) the impact of the COVID-19 pandemic. These and other factors are discussed in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2019. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for First Quarter of 2020 and Provides Update on COVID-19 Impacts (Continued)

Tonnage Data
(In thousands)

	Three Months (13 Weeks) Ended
	April 4, 2020	March 30, 2019	Percent Change
Steel mills total shipments:
Sheet	2,874	2,644	9%
Bars	2,242	2,001	12%
Structural	684	564	21%
Plate	610	606	1%
Other	88	174	-49%
	6,498	5,989	8%

Sales tons to outside customers:
Steel mills	5,182	4,772	9%
Joist	131	110	19%
Deck	125	106	18%
Cold finished	126	143	-12%
Fabricated concrete reinforcing steel	311	259	20%
Piling	180	138	30%
Tubular products	287	263	9%
Other steel products	99	99	-
Raw materials	746	877	-15%
	7,187	6,767	6%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for First Quarter of 2020 and Provides Update on COVID-19 Impacts (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended
	April 4, 2020	March 30, 2019
Net sales	$5,624,337	$6,096,624
Costs, expenses and other:
Cost of products sold	4,995,069	5,200,732
Marketing, administrative and other expenses	153,392	180,739
Equity in losses (earnings) of unconsolidated affiliates	823	(2,906)
Losses on assets	287,846	-
Interest expense, net	40,910	28,443
	5,478,040	5,407,008
Earnings before income taxes and noncontrolling interests	146,297	689,616
Provision for income taxes	91,918	158,823
Net earnings	54,379	530,793
Earnings attributable to noncontrolling interests	34,048	28,987
Net earnings attributable to Nucor stockholders	$20,331	$501,806
Net earnings per share:
Basic	$0.07	$1.63
Diluted	$0.07	$1.63
Average shares outstanding:
Basic	302,909	306,585
Diluted	302,932	307,180

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for First Quarter of 2020 and Provides Update on COVID-19 Impacts (Continued)

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	April 4, 2020	Dec. 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,245,157	$1,534,605
Short-term investments	146,000	300,040
Accounts receivable, net	2,273,157	2,160,102
Inventories, net	3,875,590	3,842,095
Other current assets	307,347	389,528
Total current assets	7,847,251	8,226,370
Property, plant and equipment, net	6,416,959	6,178,555
Goodwill	2,182,994	2,201,063
Other intangible assets, net	718,006	742,186
Other assets	700,851	996,492
Total assets	$17,866,061	$18,344,666
LIABILITIES
Current liabilities:
Short-term debt	$53,261	$62,444
Current portion of long-term debt and finance lease obligations	29,397	29,264
Accounts payable	1,189,638	1,201,698
Salaries, wages and related accruals	286,749	510,844
Accrued expenses and other current liabilities	659,527	659,524
Total current liabilities	2,218,572	2,463,774
Long-term debt and finance lease obligations due after one year	4,243,181	4,291,301
Deferred credits and other liabilities	808,239	798,415
Total liabilities	7,269,992	7,553,490
EQUITY
Nucor stockholders' equity:
Common stock	152,061	152,061
Additional paid-in capital	2,119,370	2,107,646
Retained earnings	11,012,690	11,115,056
Accumulated other comprehensive loss, net of income taxes	(367,627)	(302,966)
Treasury stock	(2,748,290)	(2,713,931)
Total Nucor stockholders' equity	10,168,204	10,357,866
Noncontrolling interests	427,865	433,310
Total equity	10,596,069	10,791,176
Total liabilities and equity	$17,866,061	$18,344,666

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for First Quarter of 2020 and Provides Update on COVID-19 Impacts (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended
	April 4, 2020	March 30, 2019
Operating activities:
Net earnings	$54,379	$530,793
Adjustments:
Depreciation	175,767	158,171
Amortization	21,508	21,500
Stock-based compensation	10,017	12,492
Deferred income taxes	15,557	19,948
Distributions from affiliates	2,000	26,034
Equity in losses (earnings) of unconsolidated affiliates	823	(2,906)
Losses on assets	287,846	-
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(124,036)	21,958
Inventories	(41,993)	107,907
Accounts payable	(28,033)	(11,397)
Federal income taxes	55,987	105,573
Salaries, wages and related accruals	(216,736)	(325,866)
Other operating activities	(11,880)	(13,499)
Cash provided by operating activities	201,206	650,708
Investing activities:
Capital expenditures	(416,557)	(288,786)
Investment in and advances to affiliates	(3,152)	(29)
Divestiture of affiliates	-	67,591
Disposition of plant and equipment	10,256	12,910
Acquisitions (net of cash acquired)	-	(9,495)
Purchase of investments	(24,746)	(50,000)
Proceeds from the sale of investments	178,787	-
Other investing activities	535	2,176
Cash used in investing activities	(254,877)	(265,633)
Financing activities:
Net change in short-term debt	(9,183)	13,568
Proceeds from long-term debt, net of discount	32,000	3,137
Repayment of long-term debt	(47,000)	-
Payment of tax withholdings on certain stock-based compensation	(209)	(1,364)
Distributions to noncontrolling interests	(39,493)	(50,402)
Cash dividends	(122,940)	(123,400)
Acquisition of treasury stock	(39,499)	(72,830)
Other financing activities	(2,290)	(1,947)
Cash used in financing activities	(228,614)	(233,238)
Effect of exchange rate changes on cash	(7,163)	84
(Decrease) increase in cash and cash equivalents	(289,448)	151,921
Cash and cash equivalents - beginning of year	1,534,605	1,398,866
Cash and cash equivalents - end of three months	$1,245,157	$1,550,787
Non-cash investing activity:
Change in accrued plant and equipment purchases	$17,756	$12,925

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com